(d)(7)

SECOND AMENDMENT TO

SUBADVISORY AGREEMENT

THIS SECOND AMENDMENT TO SUBADVISORY AGREEMENT (“Amendment”) is made as of the ____ day of ____________, 2012 by and between BMO Asset Management Corp. (formerly, to M&I Investment Management Corp.), an investment adviser registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), organized under the laws of Delaware (the “Adviser”), and Taplin, Canida & Habacht, LLC, a limited liability company organized under the laws of Delaware and an investment adviser registered under the Advisers Act (the “Subadviser”).

WHEREAS, Marshall Funds, Inc. d/b/a BMO Funds (the “Corporation”) is an open-end, management investment company registered under the Investment Company Act of 1940, as amended; and

WHEREAS, pursuant to authority granted the Adviser by the Corporation’s Board of Directors and pursuant to the provisions of an Investment Advisory Agreement dated October 6, 2011, between the Adviser and the Corporation, the Adviser and the Subadviser entered into a Subadvisory Agreement dated as of October 6, 2011 (the “Subadvisory Agreement”) whereby the Subadviser was appointed to act as a sub-investment adviser of the BMO TCH Core Plus Bund Fund (formerly, Marshall Core Plus Bond Fund) and the BMO TCH Corporate Income Fund (formerly, the Marshall Corporate Income Fund), both of which are portfolios of the Corporation, and to provide certain other services, as more fully set forth in the Subadvisory Agreement, under the terms and conditions therein set forth; and

WHEREAS, the Adviser and the Subadviser desire to amend the agreement to add an additional portfolio of the Corporation, the BMO TCH Emerging Markets Bond Fund, for which TCH will act as sub-investment adviser, and the Corporation’s Board of Directors has approved such amendment.

NOW THEREFORE, in consideration of consideration of the mutual agreements set forth in the Subadvisory Agreement and this Amendment, the Adviser and the Subadviser hereby agree as follows:

1. Exhibit A to the Subadvisory Agreement is hereby deleted in its entirety and replaced with Exhibit A attached hereto.

2. All provisions of the Subadvisory Agreement except those amended by this Amendment are hereby ratified and confirmed in all respects.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective duly authorized persons, as of the day and year first above written.

BMO ASSET MANAGEMENT CORP.	TAPLIN, CANIDA & HABACHT, LLC

By:	By:

Name:	Name:

Title:	Title:

Exhibit A

Fund Name	Subadvisory Fee	Initial Term

BMO TCH Core Plus Bond Fund (formerly, Marshall Core Plus Bond Fund)	Forty percent (40%) of the gross advisory fee received by Adviser from the Fund.	August 31, 2012

BMO TCH Corporate Income Fund (formerly, Marshall Corporate Income Fund)	Forty percent (40%) of the gross advisory fee received by Adviser from the Fund.	August 31, 2012

BMO TCH Emerging Markets Bond Fund	Forty percent (40%) of the gross advisory fee received by Adviser from the Fund.	August 31, 2013

Executed this ____ day of _____________, 2012.

BMO ASSET MANAGEMENT CORP.

By:
Name:
Title:

TAPLIN, CANIDA & HABACHT, LLC

By:
Name:
Title:

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